Exhibit 99.1

Contacts:  David M. Holmes – Investors
KCI
(210) 255-6892

Elliot Sloane – Media
Sloane & Company
(212) 446-1860

KCI CHIEF EXECUTIVE DENNY WARE ANNOUNCES
INTENTION TO RETIRE

WARE TO STAY ON UNTIL SUCCESSOR IS NAMED

San Antonio, TX — (Business Wire) — October 10, 2006 — Dennert O. Ware, Chief Executive Officer of Kinetic Concepts Inc. (NYSE: KCI), who has led KCI’s emergence as a leading global provider of advanced wound care and therapeutic devices, today formally announced his intention to retire from the company.  Mr. Ware will remain in his position as CEO until a successor is appointed by the Board and he committed to ensure a successful transition.

Since joining KCI in 2000, Mr. Ware and his team have organically grown KCI into a billion dollar company.  Under his leadership, the company has experienced a compounded annual revenue growth rate of 25%, surpassing $1 billion in total revenue during 2005.  During his tenure, Mr. Ware has stimulated, created and built a global business based on the company's V.A.C.® technology.  He developed the plan to build the infrastructure needed to support the V.A.C., including investment in a highly trained sales force and clinical research, the development of a core competency in homecare billing and claims processing, and the fostering of key relationships with hospitals, physicians, nurses and third-party payers.  At the same time, Mr. Ware has strengthened the company’s dedication to patient care through the development of innovative programs designed to educate physicians and nurses serving patients in hospitals, extended care facilities and at home.

“It has always been my desire to retire around the age of 65,” said Mr. Ware.  “I’ve appreciated the Board’s support over the last six years, and I’m committed to remaining actively engaged until my successor is appointed and thereafter to ensure a successful transition.  My time here has been the most rewarding period of my professional career.  I’m honored to have been a part of the culture of this company that Dr. Leininger founded 30 years ago.  I have had the good fortune to work with a team of dedicated, experienced and deeply talented individuals, who join with me in bringing to market a truly important medical device that has positively influenced the lives of more than a million patients around the world.  I am gratified that during my time here, we have made a difference to patients, doctors and nurses, and to our employees and shareholders.”

Speaking on behalf of the Board of Directors, Ronald W. Dollens, KCI’s Chairman, stated, “Denny is a remarkable CEO and leader.  His force of will and his complete dedication to improving patient outcomes through the use of innovative products has been the cornerstone of this outstanding company’s growth over the last six years.  While we regret Denny’s decision to retire, we understand his desire to do so.  The Board of Directors has been engaged in a search for a successor and we will make a formal announcement when a replacement is hired.  As we enter into a new phase of leadership, the company remains well-positioned with the flagship V.A.C. Therapy continuing as the only negative pressure wound therapy system clinically proven to help promote healing of serious, complex wounds.  This reputation for innovation and the ability to create and build a market will aid KCI as we look to develop and acquire other effective products in related areas.”

In recognition of Mr. Ware’s leadership, vision and impact on KCI’s growth and performance, global consulting company Frost and Sullivan recently recognized Mr. Ware as the 2005 Medical Device CEO of the Year.  In addition, he was selected as a recipient of the Ernst & Young Entrepreneur of the Year® award in 2006.

About KCI

Kinetic Concepts, Inc. is a global medical technology company with leadership positions in advanced wound care and therapeutic surfaces. We design, manufacture, market and service a wide range of proprietary products that can improve clinical outcomes while helping to reduce the overall cost of patient care. Our advanced wound care systems incorporate our proprietary V.A.C.® technology, which has been clinically demonstrated to help promote wound healing and can help reduce the cost of treating patients with serious wounds.  Our therapeutic surfaces, including specialty hospital beds, mattress replacement systems and overlays, are designed to address pulmonary complications associated with immobility and to prevent skin breakdown. We have an infrastructure designed to meet the specific needs of medical professionals and patients across all health care settings including acute care hospitals, extended care facilities and patients' homes both in the United States and abroad.

Forward-Looking Statements

This press release contains forward-looking statements including Mr. Ware’s retirement plans, and the search for a successor.  The forward-looking statements contained herein are based on our current expectations and are subject to a number of uncertainties.  All information set forth in this release is as of October 10, 2006.  We undertake no duty to update this information.  More information about the company is described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006, which are on file with the SEC and available at the SEC’s website at www.sec.gov.